EXHIBIT 99.1

For more information, please contact: SilverSun Technologies, Inc. Mark Meller, CEO 973-758-6108 | meller@silversuntech.com

SILVERSUN TECHNOLOGIES REPORTS BEST QUARTERLY RESULTS IN ITS 12-YEAR HISTORY

Net Profitability for First Nine Months of 2014 Climbs Over 349%

LIVINGSTON, NJ – (Marketwired) – November 13, 2014 – SilverSun Technologies, Inc. (OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its 12th consecutive quarter of double-digit percentage revenue growth, reporting results for the three and nine months ended September 30, 2014.

Financial Highlights for the Three Months Ended September 30, 2014 Compared to the Three Months Ended September 30, 2013:

•	Total revenues increased 39%, rising to a record $6,086,465 from $4,374,951.
o	Revenues from services climbed 40% to $4,741,227 from $3,379,806.
o	Software sales totaled $1,345,238, representing a 35% increase over $995,145.
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Even after factoring in non-cash expenses of $151,190 related to share-base compensation, depreciation and amortization; income from operations rose 853% to $467,506 over a loss from operations of $62,084, which factored in  $97,807 in similar non-cash expenses.

•	Net income before taxes increased to $446,012 compared to a net loss of $82,219.
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After factoring $197,847 for taxes for the current three month reporting period, net income was $248,165, or $0.00 per diluted share, which compared to a net loss of $82,219, or $0.00 per diluted share.

Financial Highlights for the Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September 30, 2013:

•	Total revenues increased to a new historic high of $16,266,032, up 32% from $12,290,088.
o	Services revenue totaled $13,364,021, up 33% from $10,050,315.
o	Software sales rose 30% to $2,902,011 from $2,239,773.
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Income from operations was $801,877, rising 446% from $146,895.  Notwithstanding non-cash expenses related to share-base compensation, depreciation and amortization totaling $381,216 in the first nine months of 2014, income from operations would have totaled $1,183,093..

•	Net income before taxes totaled $756,160, representing a 692% increase over net income before taxes of $95,496.
•	After factoring an income tax provision of $327,364, net income was $428,796, or $0.00 per diluted share, a 349% increase when compared to $95,496, or $0.00 per diluted share.

As of September 30, 2014, the Company had $1,449,773 in cash and cash equivalents; $1,924,428 in accounts receivable; $260,059 in long term debt; and total stockholders’ equity of $238,410.  Net cash provided by the Company’s operations for the first nine months of this year totaled $910,824, as compared to $862,003 for the same nine month period in the prior year.

“Our third quarter results set several new Company records, a trend that we have been effectively perpetuating for the last three consecutive years,” stated Mark Meller, Chairman and CEO of SilverSun.  “Our operating performance continues to be fueled by the dynamic growth of our high margin Managed Services business, successful execution of our growth-through-acquisition strategy, increasing market penetration for our proprietary cloud-based business management solutions custom-created for the U.S. craft brewery and distribution industry, and our continued success at winning major new customers to the Sage ERP X3 platform.”

“Our strong balance sheet, reflecting a solid working capital position, provides SilverSun with notably enhanced operating flexibility and allows us to continue investing in the growth of our businesses without resorting to unnecessary dilution to our shareholders.  As we approach the end of 2014 and commit to our growth strategies for the year beyond, we remain confident that SilverSun will continue to set new records for performance, and set entirely new standards of excellence for enabling clients to positively transform their operations through our proven technological solutions.”

For more details on SilverSun’s third quarter results, please refer to the Company’s 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting team, all of which serve a growing customer base spanning the United States and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects.  In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements.  Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.  Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.